Exhibit 99.1

NASDAQ-THE NASDAQ OMX GROUP LETTER

By Electronic Delivery to:  jfeeney@wave.com

July 9, 2013

Mr. Gerard T. Feeney

Chief Financial Officer

Wave Systems Corp.

480 Pleasant Street

Lee, MA  01238

Re:           Wave Systems Corp. (the “Company”) — Staff Determination
Nasdaq Symbol:  WAVX

Dear Mr. Feeney:

As you are aware, on July 13, 2012, Staff notified the Company that the bid price of its listed securities had closed at less than $1 per share over the previous 30 consecutive business days, and, as a result, did not comply with Listing Rule 5550(a)(2).   Therefore, in accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until January 9, 2013, to regain compliance with the Rule.  Subsequently, on January 10, 2013, the Company was provided an additional 180 calendar day compliance period, or until July 8, 2013, to demonstrate compliance.

The Company has not regained compliance with Listing Rule 5550(a)(2).  Accordingly, its securities will be delisted from the Capital Market.  In that regard, unless the Company requests an appeal of this determination as described below, trading of the Company’s Class A Common Stock will be suspended at the opening of business on July 18, 2013, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

The Company may appeal Staff’s determination to a Hearings Panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rule 5800 Series.  Please use the link, “Hearing Requests  &  Process”  on  the  attached  chart  for  detailed  information  regarding  the  hearings process.  If you would like additional information regarding the hearings process, please call the Hearings Department at +1 301 978 8203.

A hearing request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision.  Hearing requests should not contain arguments in support of the Company’s position.  The Company may request either an oral hearing or a hearing based solely on written submissions.  The fee for a hearing is $10,000.  Please submit your non- refundable Hearing Request fee in accordance with the instructions provided on the attached “Check Payment Form”.(1)  The request for a hearing and confirmation of payment should be sent

(1)  The Form also includes a “link” for payment by wire.

to the attention of Amy Horton, Associate General Counsel, Nasdaq Office of General Counsel, via email at hearings@nasdaqomx.com and must be received by the Hearings Department no later than 4:00 p.m. Eastern Time on July 16, 2013.(2)

The Company will be asked to provide a plan to regain compliance to the Panel.  Accordingly, the Company may wish to consider presenting a plan that includes a discussion of the events that it believes will enable it to regain compliance in this time frame and a commitment to effect a reverse stock split, if necessary.

Listing Rule 5835 prohibits communications relevant to the merits of a proceeding under the Listing Rule 5800 Series between the Company and the Hearings Department unless Staff is provided notice and an opportunity to participate.   In that regard, Staff waived its right to participate in any oral communications between the Company and the Hearings Department. Should Staff determine to revoke such waiver, the Company will be immediately notified, and the requirements of Listing Rule 5835 will be strictly enforced.

Our Rules require that the Company promptly disclose receipt of this letter by either filing a Form 8-K, where required by SEC rules, or by issuing a press release.  The announcement needs to be made no later than four business days from the date of this letter and must include the continued listing criteria that the Company does not meet.(3)  The Company must also submit the announcement to Nasdaq’s MarketWatch Department.(4)  If the public announcement is made between the hours of 7:00 AM and 8:00 PM Eastern Time, the Company must submit the announcement to Nasdaq’s MarketWatch Department at least ten minutes prior its public release. If the public announcement is made outside of these hours, the Company must submit the announcement prior to 6:50 A.M. Eastern Time.  For your convenience attached is a list of news services.   Please note that if  you do not make the required announcement trading in  your securities will be halted.(5)

If the Company does not appeal Staff’s determination to the Panel, the Company’s securities may be immediately eligible to be quoted on the OTC Bulletin Board or in the “Pink Sheets,” if you have any questions please contact FINRA’s Compliance Unit at +1 240 386 5100.

(2)  The confirmation of the check payment or the wire transfer should be provided in an electronic file such as a PDF document attached to the email request.

(3)  Listing Rule 5810(b).

(4)  The notice must be submitted to Nasdaq’s MarketWatch Department through the Electronic Disclosure submission system available at  www.NASDAQ.net.

(5)  Listing IM-5810-1.

If you have any questions, please contact Pamela Morris, Lead Analyst, +1 301 978 8053.

Sincerely,

/s/ Randy Genau
Randy Genau
Director
Nasdaq Listing Qualifications

Enclosures